                         SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON D.C. 20549

                                    SCHEDULE 14A
                                   (RULE 14a-101)
                       Information Required In Proxy Statement
          Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
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Check the appropriate box:
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     14a-6(e)(2))
[x ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         CALIFORNIA CULINARY ACADEMY, INC.
                  ------------------------------------------------
                  (Name of Registrant as Specified in its Charter)


      -------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     1)   Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------
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     pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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          ---------------------------------------------------------------
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     previously.  Identify the previous filing by registration statement number,
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

                         CALIFORNIA CULINARY ACADEMY, INC.
                                  625 Polk Street
                          San Francisco, California 94102



                                                          June 9, 1999


Dear Shareholder:


     On behalf of California Culinary Academy, Inc. (the "Academy"), I cordially invite you to attend the 1999 Annual Meeting of Shareholders, which will begin at 4:00 p.m., California time, on Monday, June 28, 1999, at the offices of the Academy, 625 Polk Street, San Francisco, California. At the meeting, shareholders will be asked to vote on the election of seven directors. Shareholders will also be asked to approve the issuance of Common Stock of the Academy issuable in connection with the conversion of Convertible Notes and Series B Preferred Stock and the exercise of Warrants which, subject to shareholder approval and certain other conditions, will be sold by the Academy to raise gross proceeds of $7 million. The Academy will also have certain rights to sell additional Convertible Notes and Warrants to raise an additional $3 million. The principal purpose of this financing is to provide additional funds for the development of a new regional campus in New Orleans, Louisiana.
In addition, shareholders will be asked to approve an amendment to the Academy's By-laws authorizing a minimum of six and a maximum of nine directors, with the exact number to be seven unless otherwise fixed by the Board of Directors or shareholders and to ratify the selection of Deloitte & Touche LLP as the independent auditors for the 2000 fiscal year.


     These are very important matters that may have significant impact on the future of the Academy. The accompanying Notice and Proxy Statement describe these proposals. We urge you to read this information carefully and vote your shares promptly. The directors and officers of the Academy hope that as many shareholders as possible will be present at the meeting. BECAUSE THE VOTE OF EACH SHAREHOLDER IS IMPORTANT, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU NOW PLAN TO ATTEND THIS MEETING. This will not limit your right to attend the meeting or to change your vote at the meeting.

     We appreciate your cooperation and interest in the Academy. To assist us in preparation for the meeting, please return your proxy card at your earliest convenience.

                              Sincerely yours,



                              Keith H. Keogh
                              President and Chief Executive Officer

                         CALIFORNIA CULINARY ACADEMY, INC.

                              -----------------------

                   NOTICE  OF  ANNUAL  MEETING  OF  SHAREHOLDERS
                            To Be Held On June 28, 1999

                              -----------------------


                                                                  June 9, 1999


TO THE SHAREHOLDERS:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of California Culinary Academy, Inc. (the "Academy") will be held at the Academy's principal offices at 625 Polk Street, San Francisco, California, on Monday, June 28, 1999, at 4:00 P.M., local time, for the following purposes:


     1. To elect seven directors to hold office until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified. The Board of Directors currently intends to nominate the following persons for election: Ralph Brennan, James D. Cockman, Bert P. Cutino, Keith H. Keogh, Paul H. Prudhomme, Leenie Rubin and David Warnock.


     2. To approve the issuance of shares of the Academy's Common Stock, no par value, issuable upon conversion of the Academy's Convertible Notes and Series B Preferred Stock, and upon exercise of Warrants to purchase shares of Common Stock, as further described in the attached Proxy Statement dated June 9, 1999, under Nasdaq Rule 4460(i)(1)(D).


     3. To approve an amendment of the By-Laws of the Academy to authorize a minimum of six and a maximum of nine directors, with the exact number to be set at seven directors until otherwise fixed by the Board of Directors or shareholders of the Academy.

     4. To ratify the selection of Deloitte & Touche LLP as independent accountants for the fiscal year ending June 30, 1999.

     5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.


     All of the above matters are more fully described in the accompanying Proxy Statement. Only shareholders of record at the close of business on May 21, 1999, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

     All shareholders are cordially invited to attend the meeting in person. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.


                                   Sincerely yours,




                                   Keith H. Keogh
                                   President and Chief Executive Officer

                                   PROXY STATEMENT

                              -----------------------

                          ANNUAL MEETING OF SHAREHOLDERS OF
                          CALIFORNIA CULINARY ACADEMY, INC.


                            TO BE HELD ON JUNE 28, 1999

                              -----------------------


GENERAL


     The enclosed proxy is solicited by and on behalf of the Academy for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Monday, June 28, 1999, at 4:00 P.M., California time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of the Academy, located at 625 Polk Street, San Francisco, California. All expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners, will be paid by the Academy. In addition to solicitation by mail, certain officers, directors and regular employees of the Academy, who will receive no additional compensation for their services, may solicit proxies by telephone, telegram or personal call. These proxy solicitation materials are being mailed on or about June 9, 1999, to all shareholders entitled to vote at the Annual Meeting.

     A copy of the Academy's Annual Report to Shareholders for the fiscal year ended June 30, 1998 is being mailed with this Proxy Statement to each of the Academy's shareholders of record at the close of business on May 21, 1999. The report includes financial statements examined and reported upon by Deloitte & Touche LLP, independent auditors for the Academy.


OUTSTANDING SHARES AND RIGHTS


     Only shareholders of record at the close of business on May 21, 1999 (the "record date") are entitled to notice of and to vote at the Annual Meeting. At the record date, there were 3,815,431 shares of common stock, no par value (the "Common Stock"), issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and any shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote ("broker non-votes") will be included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum, so long as, in the case of broker non-vote shares, such shares are voted on at least one matter at the Annual Meeting.

     Each share of Common Stock is entitled to one vote on each matter that may come before the Annual Meeting, subject to the provision regarding cumulative voting in the election of directors as described below. The nominees for director receiving a plurality of the votes cast at the Annual Meeting shall be elected. The affirmative vote of a majority of the outstanding shares entitled to vote is required for approval of the proposed amendment to the Academy's By-Laws. An affirmative vote of a majority of the shares present and voting at the Annual Meeting and of shares representing more than 25% of the total number of shares entitled to vote at the Annual Meeting is required for approval of all other matters being submitted to the shareholders at the Annual Meeting. The number of abstentions and broker non-votes with respect to a matter will not be counted as votes for the matter and therefore will have the same effect as a negative vote.

     Under California law and the Academy's Articles of Incorporation and By-Laws, cumulative voting is permitted in the election of directors. Under cumulative voting rules, every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes among the number of directors to be elected, or for any two or more of them, as the shareholder may see fit, provided, however, that no shareholder will be entitled so to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and any shareholder has given notice, at the Annual Meeting and prior to the commencement of voting, of such shareholder's intention to cumulate his votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specified nominee or nominees has been withheld, among those nominees for whom authority to vote has not been withheld.

REVOCABILITY OF PROXIES

     At the Annual Meeting, valid proxies will be voted as specified by the shareholder. Any shareholder giving a proxy in the accompanying form retains the power to revoke the proxy at any time prior to the exercise of the powers conferred in the proxy and may do so by taking any of the following actions: (i) delivering written notice that the proxy is revoked to the Secretary of the Academy; (ii) delivering to the Secretary of the Academy a duly executed proxy bearing a later date; or (iii) voting in person at the Annual Meeting. A shareholder who attends the Annual Meeting but does not vote will not revoke the shareholder's proxy. Please note that if shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the Annual Meeting, the shareholder must obtain from the record holder a proxy issued in the name of the shareholder.

ANNOUNCEMENT REGARDING INTENTION OF MAJOR SHAREHOLDERS

     On May 26, 1999, the Academy announced that it had received a letter from three shareholders purporting to hold a majority of the Academy's shares indicating that they intent to act together to elect a new board of directors and to vote against the proposed financing to be voted upon by the shareholders at the Annual Meeting.

     The three shareholders, Theodore G. Crocker, William G. DeMar, and Thomas
C. Green, have further indicated their desire that the Academy should seek opportunities for a business combination transaction and that they are speaking to potential acquirers. Crocker is the former chairman and chief executive of the Academy and DeMar is a former director. Green is an affiliate of Thomas Green Securities, which makes a market in the Academy's common stock.

     The Academy's Board of Directors will give appropriate consideration to any business combination proposal that the Academy may receive and intends to meet with any potential acquirers who express appropriate interest. This is the second time, however, in the past 18 months that Crocker and DeMar have sought proposals to sell the Academy. There can be no assurance that the Academy will receive any offer with respect to a business combination transaction or that any offer the Academy may receive will be approved by the shareholder group and the Board of Directors.

     Management and the Board of Directors continue to support the Academy's current strategic plan and related financing. The Board of Directors and management believe that the plan offers the best prospect for shareholder value. While the board and management will therefore make an appropriate evaluation of any business combination opportunities that may arise, they intend to pursue the plan and seek shareholder support for the financing described in this Proxy Statement. The Board of Directors and management can give no assurance that they will remain with the Academy if the shareholder group votes to change the Academy's current course.

                                ELECTION OF DIRECTORS

     Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. All of the nominees are presently members of the Board of Directors of the Academy. Unless marked to the contrary, the proxies received will be voted FOR the election of the nominees named below. In the event that prior to the Annual Meeting any nominee indicates that he or she is unable or declines to serve as a director, the proxies will be voted for the balance of those named and for such other nominee as the Board of Directors may select.

INFORMATION WITH RESPECT TO NOMINEES

     RALPH BRENNAN, DIRECTOR. Mr. Brennan is the co-owner of Mr. B's Bistro and owner of Bacco and Ralph Brennan's Red Fish Grill in New Orleans' French Quarter. He is also a managing partner of the Storyville District Jazz Club. Mr. Brennan was elected to the Academy's Board of Directors in 1998. He is 47 years old.

     JAMES D. COCKMAN, DIRECTOR. He formerly served as Chairman and Chief Executive Officer of the Food Service Division of Sara Lee Corp. and is a partner in Woof Gang Brand Development. Mr. Cockman serves on the boards of Ryans Family Steak House, Greenville, South Carolina, and several charitable organizations. Mr. Cockman was elected to the Board of Directors in 1997. Mr. Cockman is 66 years old.

     BERT P. CUTINO, DIRECTOR. Since October 1968, Mr. Cutino has been Executive Chef and Owner of the Sardine Factory Restaurant in Monterey, California. Mr. Cutino served as a member of the Board of Advisors to the California Culinary Academy from 1994 to 1998. Mr. Cutino was elected to the Board of Directors in July 1998. Mr. Cutino is 59 years old.

     KEITH H. KEOGH, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Keogh joined the Academy as Executive Vice President of Education in June 1995. In April 1996, he was appointed as President and Chief Operating Officer of the Academy, and in May, 1998, he was appointed as Chief Executive Officer of the Academy and joined the Board of Directors. From 1971 until 1995, Mr. Keogh was employed at Walt Disney World, Orlando, Florida, and held various positions, most recently as Executive Chef, Research and Development - Theme Parks. Mr. Keogh was the Manager of the Culinary Team USA (the US Culinary Olympic Team) from 1988 to 1996 and past president of the World Association of Cooks Societies and the American Culinary Federation. Mr. Keogh is 46 years old.

     PAUL H. PRUDHOMME, DIRECTOR. For more than five years, Chef Paul Prudhomme has been the proprietor of K-Paul's Louisiana Kitchen, located in the French Quarter of New Orleans, Louisiana. Chef Prudhomme also has developed and, for more than five years, has been distributing a line of natural herbs and spices, "Chef Paul Prudhomme's Magic Seasoning Blends." Chef Prudhomme is also the author of several cookbooks. Chef Prudhomme was elected to the Board of Directors in 1997. Chef Prudhomme is 57 years old.

     LEENIE RUBIN, DIRECTOR. Ms. Rubin is the founder and since 1982 has been president of Marketing Spectrum, a marketing and research firm with major clients in the food service industry. Ms. Rubin was elected to the Board of
Directors in 1998.   Ms. Rubin is 57 years old.

     DAVID WARNOCK, DIRECTOR. Mr. Warnock is a founding partner of Cahill, Warnock & Company LLC, which is the general partner of Strategic Associates, L.P., and is a general partner of the general partner of Cahill, Warnock Strategic Partners Fund, L.P, the purchasers in the proposed transaction described beginning on page 9 of this Proxy Statement. Prior to founding Cahill, Warnock & Company, Mr. Warnock was employed from 1983 to 1995 at T. Rowe Price Associates, Inc. He was founder and President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, private equity partnerships with committed capital of over $72 million. He also served as an Executive Vice President of the T. Rowe Price New Horizons Fund. He is on the board of directors of several portfolio companies including Environmental Safeguards, Inc., Concord Career Colleges, Touchstone Applied Science, and Childrens Comprehensive Services, and of several charitable organizations. David received a BA from the University of Delaware, an MS (in finance) from the University of Wisconsin and is a CFA. Mr. Warnock was elected to the Board of Directors in May 1999. Mr. Warnock is 41 years old.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee. The Board of Directors does not have a nominating committee.

     The Audit Committee consists of Ralph Brennan, James D. Cockman and
Keith H. Keogh. The Audit Committee recommends engagement of the Academy's independent accountants, approves services performed by such accountants and reviews, in consultation with the independent accountants, the Academy's accounting system and system of internal controls. The Audit Committee met one time during the fiscal year ended June 30, 1998.

     The Compensation Committee consists of James D. Cockman, Bert P. Cutino and Leenie Rubin. The Compensation Committee administers the Academy's stock option plans and employee benefit plans and approves salaries, bonuses and other compensation arrangements for the Academy's executive officers. The Compensation Committee met two times during the fiscal year ended June 30, 1998.

     During the fiscal year ended June 30, 1998, the Board of Directors held nine meetings. Each incumbent director attended more than 75% of the aggregate number of all Board meetings and meetings of committees on which such director served during the fiscal year ended June 30, 1998.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the General Corporation Law of California (the "Corporations Code"), the Academy's Articles of Incorporation eliminate, to the fullest extent permitted under California law, the personal liability of a director to the Academy for monetary damages in an action brought by or in the right of the Academy for breach of a director's duties to the Academy and its shareholders. In addition, the Academy's Articles of Incorporation and By-Laws provide for indemnification, to the fullest extent permitted under the Corporations Code, of directors, officers and agents of the Academy and persons who serve at the request of the Academy as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     The Academy has also entered into indemnification agreements with its directors and executive officers, as permitted under the By-Laws. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or executive officer of the Academy of any subsidiary of the Academy or of any other Academy or enterprise in which they are serving at the request of the Academy.

EXECUTIVE OFFICERS

     The following are executive officers but not directors of the Academy:

     Laura Rivera joined the Academy in March 1999 as Vice President of Marketing. From July 1994 to July 1998, Ms. Rivera was Director of Marketing and Publicity of the Feature Animation Division of The Disney Academy. Ms. Rivera holds a B.A. and a Masters degree from University of Wisconsin and an M.B.A. in Marketing from Harvard Business School. Ms. Rivera is 37 years old.

     Thomas A. Spanier joined the Academy in May 1998 as Vice President - Operations and Development and Chief Operating Officer. From February 1998 to May 1998, he consulted with the Academy as interim CFO. From August 1994 until May 1998, he was an independent business consultant, providing interim management services as well as consulting services to a range of high technology and marketing companies. From May 1997 to May 1998, he was also interim Chief Financial Officer of Nuko Information Systems. From April 1993 to August 1994, Mr. Spanier was Executive Vice President and Chief Operations Officer of the Academy. He is currently a director of Pantechnicon. Mr. Spanier holds a B.S. degree in Business (Managerial Economics) from the University of California, Berkeley and an M.B.A. from Harvard Business School. Mr. Spanier is 53 years old.

     Charles E. White joined the Academy in May 1998 as Vice President and Chief Financial Officer. Mr. White has provided consulting and turn-around management services to a range of companies in the restaurant, real estate development and hospitality industries. From 1996 until 1998, he was Chief Operating Officer of Stars Restaurants. From June 1993 to June 1995, he was General Manager and Chief Executive officer of Lummi Casino, and since 1986, he has been President and Chief Executive Officer of Pea Soup Andersen's. Mr. White is a C.P.A. and Certified Hotel Administrator. He holds a B.S. degree in Accounting from San Diego State University, an M.B.A. from Southland University and an L.L.B. degree from La Salle Extension University. Mr. White is 57 years old.

                 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Directors who are employees of the Academy are not separately compensated for their services as directors or as members of committees of the Board of Directors. During fiscal 1998, directors who were not employees of the Academy and who resided in Northern California received $9,000 per annum as an annual retainer for serving on the Board of Directors. During fiscal 1998, directors who were not employees of the Academy and who resided outside Northern California received $12,000 per annum as an annual retainer for serving on the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid to Keith H. Keogh, the Academy's Chief Executive Officer, and Theodore G. Crocker, who was Chief Executive Officer of the Academy until May 1, 1998 (the "Named Executives"). No other executive officer received total salary and bonus exceeding $100,000 for the fiscal year ended June 30, 1998.


                              SUMMARY COMPENSATION TABLE

                                                                                       Long Term
                                                                                      Compensation
                                                                                         Awards
                                                                      Annual        --------------
                                                                   Compensation        Securities                All Other
                                                                   ------------       Underlying              Compensation
             Name and Principal Position               Year            ($)          Options/SARs (#)                ($)
---------------------------------------------------------------------------------------------------------------------------
 Keith H. Keogh...............................         1998          $195,000                     0              $10,522(1)
      President and Chief                              1997           184,769                     0               10,010(2)
      Executive Officer                                1996           153,846               120,000                  564(3)

 Theodore G. Crocker..........................         1998                 0                     0              $72,000(4)
      Chief Executive Officer(5)                       1997                 0                     0               72,000(4)
                                                       1996                 0                     0               72,000(4)

-----------------
(1) Includes $772 in payments on life insurance policies and $9,750 in employer contributions to the 401(k) Plan
(2) Includes $772 in payments on life insurance policies and $9,238 in employer contributions to the 401(k) Plan.
(3)  Represents payments on life insurance policies.
(4)  Represents $72,000 reimbursement for office space and related costs.
(5)  Mr. Crocker served as Chief Executive Officer until May 1998.

     The following table shows certain information regarding options held at June 30, 1998 by the Named Executives:

                        AGGREGATED OPTION EXERCISES IN LAST
                    FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

                                 Shares                     Number of Unexercised Options at     Value of in-the-Money Options at
                               Acquired                             Fiscal Year-End                      Fiscal Year-End
                                  on             Value     -----------------------------------  ---------------------------------
              Name             Exercise        Realized      Exercisable      Unexercisable       Exercisable     Unexercisable
----------------------------- -------------- ------------- --------------- ------------------- ---------------- -----------------
Keith H. Keogh..........            0             $0           60,000              0                $0(1)               0
                                                               80,000            40,000          $84,000(2)        $42,000 (2)
Theodore G. Crocker.....         107,990       $358,226        40,000              0            $59,200 (3)             0

-----------------
(1) Calculated as the difference between the fair market value of the Common Stock at June 30, 1998 of $7.75 and the option exercise price of $8.00 per share.
(2) Calculated as the difference between the fair market value of the Common Stock at June 30, 1998 of $7.75 and the option exercise price of $6.70 per share.
(3) Calculated as the difference between the fair market value of the Common Stock at June 30, 1998 of $7.75 and the option exercise price of $6.27 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


In December 1997, certain Directors exercised options issued under the Academy's 1992 Stock Option Plan to purchase Common Stock in the aggregate amount of 122,840 shares. The payment for these exercises was in the form of unsecured promissory notes in the aggregate amount of $571,271, each due with interest at the rate of 9.5% per annum in a single payment on or before June 30, 1998. A note from Theodore G. Crocker was extended to December 31, 1998. The note has not been paid and at March 15, 1999, the amount outstanding, including accrued but unpaid interest, was $519,956.


Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information as of March 1, 1999 with respect to the shares of Common Stock beneficially owned by (i) persons known by the Academy to own more than five percent of the outstanding shares of Common Stock; (ii) each director and nominee for director; (iii) the executive officers named in the Summary Compensation Table (see "Executive Compensation") and (iv) all directors and executive officers of the Academy as a group. Ownership information is based upon information furnished by the respective individuals.

                                                                                   Beneficial Ownership(2)
  Directors, Nominees, Executive Officers and 5%                          -----------------------------------------
                  Shareholders(1)                                               Number of Shares           Percent
------------------------------------------------------------------------  -----------------------------  ----------
Ralph Brennan.................................................                      500                       *
James D. Cockman..............................................                   40,000(3)                 1.04%
Theodore G. Crocker...........................................                1,170,576(3)                30.36%
Bert P. Cutino................................................                      500                       *
Keith H. Keogh................................................                  147,590(4)                 3.73%
Paul H. Prudhomme.............................................                   40,000(3)                 1.04%
Leenie Ruben..................................................                        0                       -
David Warnock.................................................                        0(5)                    -
Thomas Green..................................................                  404,869(6)                10.61%
c/o Thomas Green Securities
601 S. Figueroa Street, Suite 2750
Los Angeles, CA  90017

All Directors and Executive Officers as a
group (10 Persons)............................................                  261,290                    6.47%

*    Less than 1%
(1) Except as otherwise noted, the address of each listed person is c/o California Culinary Academy, Inc., 625 Polk Street, San Francisco, CA 94102.
(2) Beneficial ownership of directors, executive officers and 5% or more shareholders includes both outstanding Common Stock and shares of which the person specified has the right to acquire beneficial ownership within 60 days after the date of this Proxy Statement. Shares of which the person specified has the right to acquire beneficial ownership within 60 days of the date of this Proxy Statement are deemed to be beneficially owned by such person and to be outstanding in calculating the percentage ownership of the person but are not deemed to be outstanding as to any other person.
(3) Includes 40,000 shares of Common Stock issuable upon exercise of currently exercisable options.
(4) Includes 140,000 shares of Common Stock issuable upon exercise of currently exercisable options.
(5) Mr. Warnock is a partner of the general partner of Strategic Associates, L.P., and a general partner of the general partner of Cahill, Warnock Strategic Partners Fund, L.P., the purchasers in the proposed transaction described beginning on page 9 of this Proxy Statement.
(6)  Based on information contained in Schedule 13G dated February 11, 1999

                 PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF THE
    ACADEMY'S COMMON STOCK ISSUABLE UPON CONVERSION OF THE CONVERTIBLE NOTES AND
      SERIES B PREFERRED STOCK AND EXERCISE OF THE WARRANTS UNDER NASDAQ RULE
                                   4460(i)(1)(D).

GENERAL

     The Academy's shareholders are being asked to approve the issuance of shares of Common Stock issuable upon conversion of the Academy's Convertible Notes (the "Convertible Notes") in an aggregate principal amount of up to $10 million and Series B Preferred Stock (the "Series B Preferred Stock") and upon exercise of warrants (the "Warrants") to purchase up to 275,000 shares of Common Stock. The Academy has entered into a Securities Purchase Agreement, dated as of April 28, 1999 (the "Securities Purchase Agreement"), pursuant to which it has agreed to sell Convertible Notes with an aggregate principal amount of $7 million, Warrants to purchase 250,000 shares of Common Stock and one share of Series B Preferred Stock to Cahill, Warnock Strategic Partners Fund, L.P.("Cahill Warnock") and Strategic Associates, L.P. (together with Cahill Warnock, the "Purchasers") for $7 million in cash. The closing of the sale of such securities (the "Transaction") is subject to approval of this proposal by the Academy's shareholders and the satisfaction of certain other conditions set forth in the Securities Purchase Agreement and related documents (collectively, the "Transaction Documents") described below. The Securities Purchase Agreement also provides the Academy with certain rights to sell additional Convertible Notes in an aggregate principal amount of $3 million and Warrants to purchase 25,000 shares of Common Stock for $3 million in cash.


     The Academy's shareholders are being asked to approve this proposal in order to comply with rules for maintaining the Academy's listing of its Common Stock on the Nasdaq National Market. Such rules generally require shareholder approval in advance of any issuance of more than 20% of a listed security. Assuming full conversion of the Convertible Notes and Series B Preferred Stock and full exercise of the Warrants, the Academy would be required to issue at least 1,525,000 shares (1,941,667 shares if the conversion price applicable to the Convertible Notes is reduced to $6 under the circumstances described below), representing approximately 29% of the outstanding Common Stock (34% assuming a $6 conversion price).


     The maintenance criteria for Nasdaq National Market issuers also require shareholder approval for transactions that result in a "change of control." Although the Academy does not believe that the transactions contemplated by the Securities Purchase Agreement involve a change of control of the Academy, if such transactions were so construed, the approval sought under this proposal would be effective to satisfy the required shareholder vote.

     The Academy's shareholders have no dissenters' rights or preemptive rights in connection with the issuance of the Convertible Notes, Warrants and Preferred Stock.

     IN DECIDING HOW TO VOTE ON THIS PROPOSAL, SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 20 OF THIS PROXY STATEMENT.

BACKGROUND OF THE TRANSACTION


     At the time the Academy entered into the Securities Purchase Agreement, the primary purpose of the financing was to provide funding for the Academy's strategic plan, including the costs associated with the development of a second core campus in New Orleans, Louisiana (the "New Orleans Project"), the opening of additional college of food locations and the production of a new television series.

     Since then, the proposed financing has also become important to the Academy's short-term liquidity. The announced intention of the shareholder group discussed above has adversely impacted the Academy's plans for a separate financing involving the $10 million sale and leaseback of the real property acquired in connection with New Orleans Project, which had been expected to result in the immediate return of the Academy's investment in the property of approximately $1.2 million. The prospective sale and leaseback investors have indicated their unwillingness to proceed without assurances as to the outcome of the matters to be voted upon at the Annual Meeting.

     The Academy also has contractual obligations primarily related to development of the New Orleans Project and the television series described below which call for the Academy to make payments of more than $700,000 in the next 45 days. The Academy's cash on hand and available credit under existing facilities are not sufficient to meet these payment obligations. The Academy believes that it will be able to obtain alternative financing in the short term, although there is not assurance that such financing will be available on favorable terms if at all. If shareholder approval is not obtained or for other reasons the proposed financing proves to be unavailable, it is possible that the Academy will be in default of certain of its obligations. The Academy also would have to terminate pursuit of its strategic plan.

     The objective of the Academy's strategic plan is to significantly increase the size and scope of the Academy's operations. The Academy believes that the strength of its brand name gives it numerous opportunities to expand and to do so in a way that will result in improved operating results and cash flows. In addition to the New Orleans Project, the Academy's strategic plan calls for the opening of up to five additional College of Food locations in California and the southeastern United States in the next few years. The Academy also sees opportunities in the culinary consumer education and post-secondary education sectors, with a view to creating a "learning ladder" that offers course work from the consumer education level to the college level through on-site classes and distance learning. The Academy also plans to produce media programs such as the highly acclaimed and successful "Cooking at the Academy" series to promote the Academy's brand name and products.


     The Academy believes that New Orleans, with its distinct culinary culture, has become a major culinary center. Further, the Academy believes that there is a significant unfulfilled demand for culinary education in the Southeast. Over the next two years, the Academy intends to develop the New Orleans school into a regional campus similar in size and scope to the Academy's campus in San Francisco, California. The Academy believes that its ability to offer students the opportunity to study at both core campuses, with their very different culinary cultures, will be a significant competitive advantage in recruiting new students.

     In January 1999, the Academy announced the purchase of the historic Schubert Theater and Civic Arts complex which will serve as the new New Orleans campus. These buildings consist of the Schubert Theater, built in 1910, two additional 19th century buildings and a fourth building all located in the central business district of New Orleans. The $3.1 million purchase price was funded primarily though a mortgage loan.


     The Academy intends to begin phased construction in June, 1999 to convert these buildings into a campus that will ultimately support an enrollment of 1,200 students and include 12 teaching kitchens, a central auditorium, a restaurant open to the public, a 300-bed dormitory, a library, and a sales, administration and student services area. The Academy intends to finance a portion of the estimated $18.0 million in total construction and development costs through a sale and leaseback of the campus facilities. While no definitive agreements have been reached regarding a sale and leaseback, the Academy expects to raise approximately $6.8 million from the sale and leaseback transaction, with the remainder of the costs funded from proceeds of the proposed sale of securities described here and cash generated from operations. The Academy intends to complete construction of the first phase of the project in January, 2000, and, subject to receipt of the anticipated funding, construction of the entire project within approximately 2 1/2 years.


     In 1988, the Academy engaged Legg Mason Wood Walker, Inc. ("Legg Mason") to assist it with raising equity capital to fund a portion of the construction costs for the New Orleans campus. Legg Mason advises the Academy that Legg Mason contacted more than fifty institutional investors in connection with the proposed financing. All of the responses received from interested investors involved convertible debt and warrants, rather than equity. The most favorable proposal was that received from the Purchasers

     The Academy believes that the Purchasers will bring substantial benefits to the Academy and its shareholders as a result of their significant experience in the education industry and with the financial community. The Academy has nominated David Warnock for election to its Board of Directors at the Annual Meeting.


                   DESCRIPTION OF THE SECURITIES PURCHASE AGREEMENT

     The following is a summary of the material provisions of the Securities Purchase Agreement. It is not intended to be complete and is subject to and qualified in its entirety by reference to, all of the provisions of such agreement, a copy of which has been filed with the Academy's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999.

ISSUANCE AND SALE OF CONVERTIBLE NOTES, WARRANTS AND SERIES B PREFERRED STOCK

     Pursuant to the Securities Purchase Agreement, the Academy will sell, and the Purchasers will purchase, for $7,000,000 newly issued Convertible Notes of the Academy with an aggregate principal amount of $7,000,000, Warrants to purchase 250,000 shares of Common Stock of the Academy and one share of Series B Preferred Stock. In addition, the Securities Purchase Agreement provides the Academy with certain rights to sell additional Convertible Notes in aggregate principal amount of $3 million and Warrants to purchase 25,000 shares of Common Stock for $3 million in cash. See "-Put Option" below.

TERMS OF THE CONVERTIBLE NOTES

     INTEREST. The Convertible Notes bear interest at a rate of 10% per annum, except that if an Event of Default (described below) occurs, the Convertible Notes shall bear interest at a rate of 15% per annum.

     PRINCIPAL. Commencing on January 1, 2002, principal on the Convertible Notes shall be due and payable quarterly on the last day of each of March, June, September and December in an amount equal to $175,000. However, the Purchasers may defer repayment of principal in any fiscal year by providing notice to the Academy by the preceding March 31. Upon a change of control of the Academy, defined generally as an acquisition of 30% of the Academy's Common Stock calculated on a fully diluted basis, unless the Series B Preferred Stock is still outstanding or the current holders of the Convertible Notes approve such Change of Control, the Purchasers may elect to accelerate repayment of principal, and in such event, one-half of the outstanding principal shall be due and payable on the first and second anniversaries of the date of such change of control. All outstanding principal shall finally be due and payable on the six-year anniversary of the date of issuance of the Convertible Notes.

     EVENTS OF DEFAULT. Upon any of the following events, and following specified grace periods (each an "Event of Default"), the Purchasers may declare all outstanding principal and unpaid accrued interest on the Convertible Notes immediately due and payable and from and after the date of any such Event of Default the unpaid principal shall bear interest at a rate of 15% per annum until repaid in full: (i) the Academy fails to pay an installment of principal or interest when due; (ii) the Academy fails to perform or defaults in the performance of any material term or covenant contained in the Securities Purchase Agreement or any other material agreement with the Purchasers, and such failure or default has a material adverse effect on the Academy; (iii) a breach of a representation or warranty of the Academy in any certificate, instrument or written statement made or delivered pursuant to any Transaction Document was incorrect when made and has a material adverse effect on the Academy; (iv) the Academy suffers certain events of bankruptcy or insolvency; (v) a final judgment against the Academy in excess of $1 million is not discharged within 30 days after the Academy has exhausted all rights to appeal; (vi) a breach by the Academy of its agreements having a material adverse effect on the Academy;
(vii) upon the removal of the Purchasers' representative on the Board of Directors; (viii) certain adverse events with respect to the Academy's participation in Title IV programs; or (ix) the Academy fails to maintain $1 million in its accounts until the end of the tenth quarter after the closing date of the Transaction (the "Closing Date"), and thereafter for so long as the Preferred Stock remains outstanding, fails to maintain an EBITDA Coverage Ratio of 2:1. "EBITDA Coverage Ratio" is generally defined as the ratio of the Academy's earnings before interest, taxes and depreciation allowance, as set forth in its financial reports, for the four most recently completed fiscal quarters, to the interest expense of the Academy for such period, excluding any amounts not paid or not required to be paid in cash.

     REDEMPTION. The Academy may redeem the outstanding principal of the Convertible Notes at a price which causes a on the redeemed principal to the Purchasers of 25%, (i) on or after the third anniversary of the Closing Date or
(ii) in the event of certain mergers or qualified public offerings involving the Academy.

     CONVERSION. The Convertible Notes are convertible into shares of Common Stock at a conversion price equal to $8 (i.e., the Company would be required to issue a number of shares equal to the principal amount of debt to be converted divided by $8) or, if converted after January 1, 2002, the lesser of $8 or the average closing sales price of the Common Stock on the twenty (20) business days prior to September 30, 2001, except that the conversion price cannot be less than $6. The conversion price is subject to adjustment for dividends, stock splits or combinations, reorganizations, mergers, and sales of substantially all of the Academy's assets. In addition, if the Academy sells Common Stock or issues options, warrants or the rights to purchase shares of Common Stock of the Academy (except pursuant to employee or director stock option plans or in connection with acquisitions) at a price less than the conversion price of the Convertible Notes then in effect, the conversion price of the Convertible Notes shall be reduced to equal such lower price. Accordingly, it is possible that the conversion price will be less than $6.

DESCRIPTION OF THE WARRANTS

     Pursuant to the Securities Purchase Agreement, on the Closing Date the Academy will sell to the Purchasers Warrants to purchase up to an aggregate of 250,000 shares of Common Stock of the Academy. The Warrants have a term of six years and will be exercisable in full or in part from time to time by means of payment of the exercise price (which shall be equal to the conversion price on the Convertible Notes) in cash or by the election of the holder of the Warrant to receive the net value of the Warrants in shares. The Warrants are subject to customary adjustments to the Exercise Price in the event of certain dividends and distributions to holders of Common Stock, stock splits, combinations, sales of Common Stock at less than market value and mergers, tender offers and similar transactions. Additionally, if an Event of Default occurs, the exercise price per share for the Warrants shall be reduced to $.01. Finally, the Academy will sell to the Purchasers Warrants to purchase 25,000 shares of Common Stock if the Academy elects to exercise the Put Option. See "--Put Option" below.

DESCRIPTION OF THE SERIES B PREFERRED STOCK

     GENERAL. Pursuant to the Securities Purchase Agreement, the Academy will sell to Cahill Warnock one share of the Series B Preferred Stock. The Series B Preferred Stock automatically converts into a single share of Common Stock upon
(i) a merger involving the

Academy or a sale of substantially all of the Academy's assets, (ii) the repayment by the Academy of 50% of the principal amount of the Convertible Notes, (iii) the conversion of 50% of the aggregate principal amount of the Convertible Notes issued under the Securities Purchase Agreement, or (iv) the sale or transfer of the Series B Preferred Stock to any person other than Cahill Warnock.

     SPECIAL VOTING RIGHTS. The holder of the Series B Preferred Stock, so long as such share is outstanding, has the right to vote as a separate class, and approve by a vote or written consent, as provided by law, before the Academy may: (i) declare or pay dividends other than stock dividends, or redeem any security for cash or otherwise; (ii) increase the size of the Board of Directors to more than nine directors; (iii) amend the articles of incorporation or the by-laws of the Academy in a manner that would adversely affect the rights of holders of the Convertible Notes or the Series B Preferred stock; (iv) incur, issue, guarantee or assume any debt, provided, however, that the foregoing shall not restrict the Academy from incurring any debt in any of the following circumstances: (A) the debt is incurred in connection with the New Orleans Project, (B) the debt is not in excess of $1 million (excluding debt incurred in connection with the Put Option), (C) the debt is incurred under a working capital facility secured by accounts receivable or (D) following the incurrence of the debt the Academy is in compliance with an "Indebtedness to Net Worth Ratio" equal to 8:1; (v) effect a merger or consolidation of the Academy, except into a wholly owned subsidiary, or sell substantially all of the Academy's assets; or (vi) enter into any transaction with the Academy's officers, directors, employees or affiliates, other than those involving employment decisions, compensation matters and other transactions in the ordinary course of the Academy's business. "Indebtedness to Net Worth Ratio" is generally defined as the ratio of (i) all items that would, in conformity with generally accepted accounting principles, be classified as liabilities or contingent liabilities of the Academy, but in any event including without limitation (a) all obligations under leases that have been, or under generally accepted accounting principles ("GAAP") are required to be, capitalized, (b) all indebtedness endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse, and (c) all indebtedness guaranteed, directly or indirectly, by the Academy, to (ii) the net worth of the Academy calculated on consolidated basis in accordance with GAAP.

     ELECTION OF DIRECTORS. The holder of Series B Preferred Stock shall vote as a separate class to elect one (1) director to the Academy's Board of Directors. The Purchasers have agreed that David Warnock will serve as the director appointed by the Series B Preferred Stock until the next annual meeting or until his successor is duly elected and qualified.

     DIVIDENDS. Additionally, the Series B Preferred Stock participates in dividends and other distributions as if it were converted into one share of Common Stock, and receives a one cent preference in the event of the Academy's liquidation, dissolution or winding up.

PUT OPTION

     Under the Securities Purchase Agreement, the Academy has the right under certain circumstances to sell an additional $3 million aggregate principal amount of Convertible Notes to the Purchasers and Warrants to purchase 25,000 shares of Common Stock for $3 million (the

"Put Option"). The Academy may exercise the Put Option if the Academy achieves 90% of certain cumulative EBITDA targets over specified periods. Assuming such financial tests are met, the Academy may exercise the Put Option on one occasion between June 30, 2000 and the last day of the twenty-first full month following the Closing Date. If the Academy chooses to exercise the Put Option, the Purchasers shall be entitled to appoint one additional person to the Academy's Board of Directors.

REGISTRATION RIGHTS

     The Securities Purchase Agreement provides that the Academy shall enter into a Registration Rights Agreement with the Purchasers (the "Registration Rights Agreement"), pursuant to which the Purchasers or their transferees (each a "Holder") will be entitled to certain additional rights with respect to the registration under the Securities Act of shares of Common Stock issuable upon conversion of the Convertible Notes or upon the exercise of Warrants (including certain securities issuable with respect to such Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization ) ("Registrable Securities").

     The Registration Rights Agreement provides for demand and piggyback registration rights. Holders of a majority of the Registrable Securities then outstanding may demand up to two registrations with respect to Registrable Securities, except that the minimum anticipated aggregated net offering price must be at least $5 million based on the then-current trading price of the Common Stock. Additionally, the Academy is not required to file a demand registration statement during the period from 60 days prior to 180 days after the effective date of any other registration statement pertaining to a public offering by the Academy, the Academy need not effect more than one registration in any 12-month period, and the Academy has certain rights to delay such registration.

     The Registration Rights Agreement also provides for unlimited "piggyback" registration rights. If the Academy proposes to register the sale of its capital stock under the Securities Act, the, subject to certain exceptions, the Holders will be entitled to include Registrable Securities in any such registration.

     The Academy shall bear all expenses relating to any demand and piggyback registrations, although the Holders and the Academy shall ratably pay all underwriting discounts and commissions.

CERTAIN REPRESENTATIONS AND WARRANTIES

     Under the Securities Purchase Agreement, the Academy has made certain representations and warranties to the Purchasers as to the Academy including with respect to (i) due corporate organization and qualification to do business;
(ii) the capital structure of the Academy; (iii) the lack of subsidiaries;
(iv) the Academy's interest in other entities; (v) the due authorization, execution, delivery and performance of the Securities Purchase Agreement and related agreements and their enforceability; (vi) required consents from governmental authorities or other third parties; (vii) compliance with laws and absence of pending and threatened litigation;

(viii) insurance; (ix) intellectual property; (x) the absence of any conflict with or violation of the Academy's organizational documents or bylaws, any of the Academy's material agreements and applicable law; (xi) permits; (xii) employee benefits plans; (xiii) absence of agreements to sell assets, noncompete covenants, expenditures, transactions with related parties, or licenses; (xiv) registration rights; (xv) delivery of documents; (xvi) real property assets; (xvii) tangible assets; (xviii) environmental matters; (xix) the reports and other documents filed by the Academy with the SEC and the accuracy of the information contained therein; (xx) state accreditation and licensure; (xxi) federal educational certification and eligibilities; (xxii) absence of certain changes to the Academy's business, assets or financial condition; (xxiii) taxes; (xxiv) status as a qualified small business; (xxv) labor and employment matters; (xxvi) absent of certain pending transactions; (xxvii) pending and threatened litigation; (xxviii) indebtedness; (xxix) year 2000 compliance; (xxx) full disclosure; (xxxi) books and records; (xxxii) brokers' fees; (xxxiii) absence of status as an Investment Company; and (xxxiv) absence of status as a Real Property Holding Company.

CONDITIONS TO CLOSING

     CONDITIONS TO PURCHASERS' OBLIGATIONS. The Securities Purchase Agreement provides that the obligations of the Purchasers to consummate the transactions contemplated by the Securities Purchase Agreement are subject to the fulfillment prior to or on the Closing Date of certain conditions precedent, or the waiver thereof, including the following: (i) the representations and warranties of the Academy are true and correct in all material respects as of the Closing Date as though made on or as of the Closing Date; (ii) the Academy has performed and complied in all material respects with all covenants, agreements and conditions contained in the Securities Purchase Agreement required to be performed or complied with by the Academy prior to the Closing; (iii) there have not occurred any events or circumstances that would have a material adverse effect on the business, financial condition, property or results of operations of the Academy or a matter that has prevented or would reasonably be expected to prevent the consummation of the transactions contemplated by the Securities Purchase Agreement (excluding general changes in the educational service industry, economic conditions or the securities markets); (iv) the Academy has received all registrations, qualifications and permits required under applicable state securities laws and by any other governmental regulatory agency; (v) the Academy has obtained the approval of its shareholders in accordance with the rules and regulations of NASDAQ; (vi) the Academy has issued the Convertible Notes, Warrants and Preferred Stock and delivered certain related instruments;
(vii) the Academy has provided evidence of a firm commitment for a sale and leaseback transaction involving the New Orleans Project providing annual lease payments no greater than 15% of such purchaser's total investment in the project; (viii) the Academy has executed and delivered the Registration Rights Agreement; (ix) David Warnock, or another individual designated by Cahill Warnock, has been appointed to the Academy's Board of Directors; (x) certain of the Academy's executives has confirmed that the transactions contemplated by the Securities Purchase Agreement do not trigger change of control provisions in their employment agreements; (xi) the Academy has implemented an operation and management plan for lead-based paint at its headquarters; (xii) no Event of Default has occurred or then exists; (xiii) the Academy has executed and delivered the Purchaser Rights Agreement; (xiv) Keith H. Keogh has executed and delivered the Shareholders

Agreement; (xv) the Purchasers have received a legal opinion from counsel to the Academy with respect to certain matters; (xvi) the Academy has delivered to Purchasers certificates, executed by the Academy's president or vice president, as to certain matters; (xvii) the Academy has received or obtained all required consents, approvals, permits or waivers from other parties required to consummate the transactions contemplated the Securities Purchase Agreement; (xviii) the Academy has delivered certificates from certain state officials; (xix) Keith H. Keogh has entered into a two year employment contract; and (xx) the Academy has provided the Purchasers with certain assurances regarding the Academy's records with the U.S. Department of Education.

     CONDITIONS TO THE ACADEMY'S OBLIGATIONS. The obligations of the Academy to consummate the transactions contemplated by the Securities Purchase Agreement are subject to the fulfillment prior to or on the Closing Date of certain conditions precedent, or the waiver thereof, including the following: (i) the representations and warranties of the Purchasers are true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (ii) the Purchasers have delivered to the Academy certificates as to certain matters; (iii) the Purchasers has executed and delivered the Purchaser Rights Agreement, the Standstill Agreement and the Registration Rights Agreement; (iv) the Purchasers have obtained all registrations, qualifications and permits required under applicable state securities laws; (v) the Academy has received the approval of its shareholders in accordance with the rules and regulations of NASDAQ; (vi) the Academy has received or obtained all required consents, approvals, permits and waivers from governmental entities or other parties required to consummate the transactions contemplated by the Securities Purchase Agreement; and (vii) the Purchasers have transferred $7,000,000 in cash to the Academy's account.

TERMINATION; TERMINATION FEES

     The Securities Purchase Agreement may be terminated at any time prior to the Closing Date (i) by unilateral action of the Academy; (ii) by the Academy or the Purchasers if (a) Academy's shareholders fail to approve the transaction or
(b) if the Closing has not occurred on or before June 30, 1999, other than as a result of a breach by the terminating party; or (iii) by either party if the other party is in breach of any of its representations, warranties or covenants, the breach of which would reasonably be expected to have a material adverse effect, and such condition either is incapable of being satisfied prior to the Closing Date or the other party is not using its best efforts to cure such breach in as timely a manner as practicable.

     If the Securities Purchase Agreement is terminated as provided above, there shall be no further liability on the part of any party, except that the Academy shall pay the Purchasers an aggregate termination fee of $140,000 as liquidated damages if (i) the Academy unilaterally terminates the Securities Purchase Agreement; (ii) the Purchasers have terminated due to the Academy's breach of any representation, warranty or covenant which breach is incapable of being cured prior to the Closing Date or the Academy is not using its best efforts to cure the breach; or (iii) the Academy's shareholders do not approve the Transaction, and within six months after the shareholders' meeting the Academy enters into a definitive agreement to sell equity or debt securities to a third party where the aggregate net proceeds to the Academy would exceed $5 million.

INDEMNIFICATION

     The Securities Purchase Agreement provides that the Academy and the Purchasers will indemnify and hold harmless the other and certain of the other's related persons from and against any and all actual losses, claims, damages, liabilities, costs and expenses incurred by or asserted or awarded in connection with or arising out of inaccuracy or breach of such party's representations, warranties or covenants contained in the Securities Purchase Agreement. All representations and warranties made in the Securities Purchase Agreement survive for a period of 15 months after execution of the Securities Purchase Agreement; provided, however, that the representations and warranties as to environmental matters, employee benefits, and taxes survive for the applicable statutory period of limitations.

FEES AND EXPENSES

     Under an agreement dated July 8, 1998, the Academy agreed to issue to Legg Mason warrants to purchase 150,000 shares of Common Stock upon the closing of a private placement of a specified value of equity securities. Because the nature and amount of the securities to be sold by the Academy differ from those contemplated by the agreement with Legg Mason, the Academy and Legg Mason are currently in discussions concerning the warrants to be issued to Legg Mason, which will not exceed 150,000 shares. The agreement with Legg Mason called for the warrants to be exercisable at 120% of the market price per share at the Closing. Additionally, under an agreement dated June 2, 1998, the Academy is obligated to pay the Atlantis Group a finder's fee of 1% of the gross proceeds from the Transaction.

PURCHASER RIGHTS AGREEMENT

     CERTAIN RESTRICTIVE COVENANTS. On the Closing Date, the Securities Purchase Agreement provides that the Academy shall enter into a Purchaser Rights Agreement (the "Purchaser Rights Agreement"), pursuant to which the Academy will grant to Purchasers certain additional rights, including the right to receive
(i) monthly, quarterly and annual financial statements; (ii) notice of any material litigation; (iii) notice of any material contact or agreement; (iv) any reports or applications to its shareholders, the U.S. Department of Education, the financial community, the NASDAQ stock market, the National Association of Securities Dealers or any other market exchange system; (v) accountants' management letters and correspondence; (vi) lists of shareholders; (vii) annual budgets; (viii) school profit and loss statements, budgets and initial projections; (ix) accrediting agency communications; (x) U.S. Department of Education communications and reports; (xi) state licensing body communications; and (xii) such other information the Purchasers may reasonably request.

     Additionally, the Academy made the following additional covenants: (i) to provide the Purchasers with access to certain of the Academy's documents;
(ii) to maintain its current directors' and officers' liability insurance policy, but only up to 200% of its current annual premiums; (iii) to hold information learned in connection with the Transaction in confidence; (iv) to maintain a cash balance of $1 million in its accounts until 10 quarters after the closing date, and thereafter maintain an EBITDA Coverage Ratio of 2:1; (v) maintenance of Academy properties; (vi) payment of taxes; (vii) to maintain insurance policies; and (viii) in connection with the New Orleans Project, the Academy must have the approval of its Board of Directors prior to spending amounts in excess of such project's budget. Further, the Academy has agreed with the Purchasers that, so long as the Series B Preferred Stock remains outstanding, the Academy will not, without the consent of the Purchasers, (i) declare or pay any dividends or redeem any security for cash or otherwise; (ii) enter certain agreements that would restrict the Academy's ability to perform under the Securities Purchase Agreement or related agreements; (iii) amend its articles of incorporation or bylaws in a manner that would adversely affect the Purchasers; (iv) increase the size of its Board of Directors to more than nine; (v) merge or sell substantially all of its assets; (vi) liquidate, dissolve or wind up; (vii) or incur indebtedness other than a described below.

     ALLOWED INDEBTEDNESS. Under the Purchaser Rights Agreement, the Academy may not incur any debt other than (i) debt incurred in connection with the New Orleans Project; (ii) debt up to $1 million (excluding debt incurred with the Put Option) (iii) debt under a working capital facility secured by accounts receivable or (iv) debt which would not cause the Academy to be out of compliance with an Indebtedness to Net Worth Ratio of 8:1.

     NOMINATION AND ELECTION OF DIRECTOR. As long as the Series B Preferred Stock is outstanding, the Purchasers have the right to elect one director to the Academy's Board of Directors. If the Purchasers cease to own the Series B Preferred Stock but continue to own at least 10% of the Common Stock, the Academy shall use its best efforts to nominate and recommend a director designated by the Purchasers. If the Academy exercises the Put Option and the Purchasers own at least 10% of the Academy's outstanding shares, the Purchasers have the right to nominate two directors. If the Purchasers are no longer entitled to nominate directors, the Purchasers shall cause any person designated by them to resign promptly.

     PREEMPTIVE RIGHTS. In the Purchaser Rights Agreement, the Academy grants to each Purchaser the right of first refusal to purchase its pro-rata share of any securities it proposes to sell after the date of the Securities Purchase Agreement other than (i) options granted to officers, directors, consultants or other employees pursuant to stock incentive plans; (ii) securities issued in connection with an acquisition; (iii) securities issued in a stock split or stock dividend; or (iv) securities issued in connection with any employee stock purchase plan.

     TERMINATION. All covenants and agreements set forth in the Purchaser Rights Agreement shall terminate on the sixth anniversary of the Closing Date or when the Purchasers cease to own the Series B Preferred Stock or less than 10% of the Academy's capital stock on a fully diluted basis.

STANDSTILL AGREEMENT

     On the Closing Date, the Securities Purchase Agreement provides that the Academy shall enter into a Standstill Agreement (the "Standstill Agreement"), pursuant to which each of the Purchasers agreed that, prior to January 1, 2002, unless specifically invited to do so by the

Academy, it will not, and will cause each of its affiliates not to, directly or indirectly, (i) acquire the Academy's securities or options, other than pursuant to the Warrants, Convertible Notes or the Preferred Stock; (ii) make a proposal for an acquisition or any merger, consolidation or business combination involving the Academy or with respect to a substantial portion of the Academy's assets; (iii) solicit proxies or participate in an election contest; (iv) propose any matter for a shareholder vote; (v) form or join a "group," as defined in the Securities Exchange Act, with respect to the Academy's securities; (vi) grant a proxy with respect to any securities of the Academy to any person not approved by the Academy; (vii) deposit the Academy's securities in a voting trust or similar arrangement; (viii) take an action which would reasonably require the Academy to make a public announcement regarding any of these matters; (ix) enter into negotiations, arrangements or understandings with a third party regarding these restrictions; (x) seek to influence the management or policies of the Academy; or (xi) publicly disclose any intention, plan or arrangement inconsistent with the foregoing. Pursuant to the Standstill Agreement, the Purchasers also agreed that, prior to January 1, 2002, they will not transfer shares of the Academy's Common Stock to any person who would beneficially own 5% or more of the total voting power of the Academy's equity securities following such transfer.

SHAREHOLDERS' AGREEMENT

     On the Closing Date, the Securities Purchase Agreement provides that Keith
H. Keogh, President and Chief Executive Officer of the Academy, and the Purchasers shall enter into a Shareholders' Agreement (the "Shareholders' Agreement"), pursuant to which Mr. Keogh and the Purchasers grant to each other certain rights of first refusal to buy each others' shares upon the receipt of certain offers by third parties to purchase such shares, subject to certain exceptions. Additionally, the parties grant each other certain "tag-along rights" to participate in sales by any of them to third parties.


                                     RISK FACTORS

     Shareholders should consider the following factors, among others, in deciding whether to vote to approve the proposed issuance of Common Stock.

SUBSTANTIAL INDEBTEDNESS

     The proposed issuance of Convertible Notes will substantially increase the Academy's indebtedness. The interest payments on the Convertible Notes, before any repayment of principal, would be $700,000 annually, or $1,000,000 should the Company issue Convertible Notes upon exercise of the Put Option. In addition, unless the Purchasers elect to defer repayment, principal payments of $175,000 per quarter will begin on January 1, 2002. At the same time, the Academy anticipates that it will incur substantial new obligations under a lease that it expects to enter into in connection with the sale and leaseback of the New Orleans properties. While no definitive agreement is in place, the Academy currently expects that its annual lease obligations will be up to $1.5 million per year. This substantial indebtedness, together with the anticipated obligations under the New Orleans lease, could have important consequences to the Academy's shareholders. For example, such obligations could (i) make it difficult for the Academy to satisfy its payment obligations with respect to the Convertible Notes, (ii) increase the Academy's vulnerability to general adverse economic and industry conditions,
(iii) limit the Academy's ability to fund future working capital, capital expenditures and other general corporate requirements, (iv) require the Academy to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness and leases, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes, (v) limit its flexibility in planning for, or reacting to, changes in its business and the educational services industry, (vi) place the Academy at a competitive disadvantage compared to its competitors that have fewer debt and lease obligations, and (vii) along with the financial and other restrictive covenants in the Transaction Documents, limit, among other things, its ability to borrow additional funds.

POSSIBLE INABILITY TO SERVICE DEBT

     The Academy's ability to repay or refinance its debt, including the Convertible Notes, depends on its successful financial and operating performance. The Academy's financial and operating performance depends upon a number of factors, many of which are beyond its control. These factors include
(i) the economic and competitive conditions in the educational services industry; (ii) any operating difficulties, increased operating costs or pricing pressures the Academy may experience; (iii) the passage of legislation or other regulatory developments that may adversely affect the Academy; and (iv) any delays in implementing any strategic projects. If the Academy cannot repay or refinance its debts, it may be forced to reduce or delay the expansion of its business, sell some of its assets, obtain additional equity capital or refinance or restructure its debt. If the Academy cannot meet its debt service obligations or comply with its covenants, a default under the Transaction Documents would result.

RESTRICTIVE DEBT COVENANTS

     The terms of Convertible Notes contain a number of significant restrictive covenants. These covenants will limit the Academy's ability to, among other things, borrow additional money, make certain expenditures and other investments, pay dividends or make distributions in respect of capital stock, merge, consolidate, or dispose of its assets, enter into transactions with its shareholders or affiliates, or engage in certain other transactions. See "--Certain Covenants" above. The Academy cannot be certain these covenants will not adversely affect its ability to finance future operations or capital needs or engage in other business activities that may be in its interest. In addition, a breach of these covenants or its inability to comply with the required financial ratios could result in a default which could cause the Convertible Notes to become immediately due and payable. If this occurs, the Academy may not be able to repay or refinance the Convertible Notes. Even if new financing is available, it may not be on terms that are acceptable to the Academy.

EFFECTS ON POSSIBLE CHANGE OF CONTROL TRANSACTIONS

     The Purchasers' right to approve any merger or consolidation of the Academy will permit the Purchasers to block certain business combination proposals that may be made to the

Academy in the future. In the past, third parties have made inquiries concerning a possible purchase of the Academy, and during 1997 and 1998 the Academy held discussions with other parties concerning possible business combination transactions. While none of such proposals or discussions resulted in a transaction that was viewed as in the best interests of shareholders, if a favorable business combination proposal is received in the future, including one which would result in a substantial premium to the then current trading price of the Common Stock, the Academy could not complete such a transaction without the approval of the Purchasers. As a result, the rights of the Purchasers may discourage third parties from even making such proposals to the Academy.

     Further, it is possible that the proposed Transaction will facilitate a future change of control transaction involving the Academy which does not yield to all shareholders the premium price generally associated with change of control transactions. As noted above, the Purchasers will enter into a Standstill Agreement with the Academy which limits their rights to acquire more shares of Common Stock or to sell shares of Common Stock to certain persons prior to January 1, 2002. Following the expiration of the Standstill Agreement, the Purchasers or a third party who acquires the Purchasers' shares would have a significant advantage in any attempt to acquire a majority of the Academy's shares. Further, Theodore G. Crocker, beneficial owner of approximately 30.36% of the Academy's shares, has from time to time indicated to the Board of Directors his desire to sell his shares. The Purchasers or a third party that acquires the Purchasers' shares could obtain majority control of the Academy's outstanding shares by purchasing Mr. Crocker's shares in the future.

SHAREHOLDER DILUTION

     The full exercise by the Purchasers of the Warrants and conversion of the Convertible Notes would result in substantial dilution to the Academy's current shareholders, giving the Purchasers between 23% and 27% percent of the outstanding Common Stock (based on an $8 and a $6 conversion price, respectively). Should the Academy elect to exercise the Put Option, the full exercise by the Purchasers of the Warrants and conversion of the Convertible Notes issued in connection with the Put Option would give the Purchasers a total of between 29% and 34% of the outstanding Common Stock (based on an $8 and a $6 conversion price, respectively). Additionally, if the Academy sells Common Stock or issues options, warrants or the rights to purchase shares of Common Stock of the Academy (except pursuant to employee or director stock option plans or in connection with acquisitions) at a price less than the conversion price of the Convertible Notes or the exercise price of the Warrants, then the conversion price of the Convertible Notes and the exercise price of the Warrants shall be reduced to equal such lower conversion price. Finally, if an Event of Default occurs, the exercise price per share for the Warrants shall be reduced to $.01, substantially increasing the dilution of current shareholders.

VOLATILITY OF COMMON STOCK

     The Academy is a small public company with limited trading in its shares. The sale of a large number of shares of the Academy's Common Stock in the public market by the Purchasers following conversion of the Convertible Notes and exercise of the Warrants could have an adverse effect on the market price of the Academy's Common
Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that shareholders vote FOR the proposal to approve the issuance of shares of the Academy's Common Stock issuable upon conversion of the Convertible Notes and Series B Preferred Stock and upon exercise of the Warrants.

              PROPOSAL TO APPROVE AN AMENDMENT TO THE BY-LAWS OF THE
                ACADEMY TO AUTHORIZE A MINIMUM OF SIX AND A MAXIMUM
               OF NINE DIRECTORS, WITH THE EXACT NUMBER TO BE SET AT
                 SEVEN DIRECTORS UNTIL OTHERWISE FIXED BY THE BOARD
                    OF DIRECTORS OR SHAREHOLDERS OF THE ACADEMY

     GENERAL. The Academy's shareholders are being asked to approve an amendment of the By-Laws of the Academy to provide that the number of members of the Academy's Board of Directors shall be a minimum of six and a maximum of nine, with the exact number to be set at seven unless otherwise fixed by the Board of Directors or shareholders of the Academy. The proposed amendment further provides, in accordance with the General Corporation Law of California, that the fixed or minimum number of directors cannot be reduced below five if more than 16-2/3% of the shares entitled to vote thereon vote against or do not consent to such reduction. The Academy's By-Laws currently provide that the authorized number of directors shall be seven unless changed by a vote of shareholders. Accordingly, the Board of Directors currently cannot change the authorized number of directors.

     The proposed text of the By-Laws, as amended and restated, would be as follows:

          Section 17. NUMBER AND QUALIFICATION OF DIRECTORS. The Corporation has an authorized Board of Directors of no less than six
     (6) nor more than nine (9) members. The exact number of directors shall be set at seven (7) until changed, within the limits specified above, by a resolution amending such exact number, duly approved by the Board of Directors or by the shareholders; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon.

     The proposed amendment to the By-Laws will provide the Board of Directors with flexibility to change the number of members of the Board of Directors from time to time within the specified range should the Board of Directors deem it desirable to add a new director or should the Board of Directors decide to reduce the size of the Board of Directors rather than fill a vacancy created by a resignation or otherwise. Currently, the number of directors is fixed at seven and cannot be changed without a vote of shareholders. In voting on the proposed amendment, shareholders should be aware that if the proposed amendment is approved, the Board of Directors will be able to expand the number of directors up to nine and appoint directors to fill the vacancies created by expansion of the Board of Directors without the prior consent of shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that shareholders vote FOR the proposed amendment of By-Laws.

                           PROPOSAL TO RATIFY THE SELECTION
                 OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS
                       FOR THE FISCAL YEAR ENDING JUNE 30, 1999

     The Board of Directors has selected Deloitte & Touche LLP as the Academy's independent auditors for the fiscal year ending June 30, 1999 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Deloitte & Touche has audited the Academy's financial statements since 1996. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     If the shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interest of the Academy and its shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the shareholders vote FOR the ratification of Deloitte & Touche LLP as the Academy's independent auditors for the fiscal year ending June 30, 1999.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Academy's executive officers and directors and persons who own more than ten percent of a registered class of the Academy's equity securities to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of Common Stock and other equity securities of the Academy. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Academy with copies of all Section 16(a) forms they file. Based on an examination of these reports and on written representations provided to the Academy, all such reports required to be filed for the fiscal year ended June 30, 1998, were timely filed.

                                SHAREHOLDER PROPOSALS


     Under the SEC's proxy rules, any shareholder proposal to be presented at the 2000 Annual Meeting of Shareholders must be received by the Academy's Secretary at the Academy's principal offices in San Francisco not later than February 9, 2000, if it is to be included in the Board of Directors' Proxy Statement and form of proxy related to that meeting. In addition, under the SEC's proxy rules, if a shareholder wishes to bring a matter before the annual meeting of shareholders but does not provide written notice of the proposal to the Academy at least 45 days before the anniversary date of the mailing of the proxy materials for the prior year's annual meeting of shareholders, any proxies received by the Board of Directors from shareholders in response to its solicitation will be voted by the Board of Directors' designated proxies in their discretion on such matter, regardless whether specific authority to vote on such matter has been received from the shareholders submitting such proxies. Accordingly, any shareholder who wishes to submit a proposal at the 2000 Annual Meeting of Shareholders and who also wishes to avoid the possibility of discretionary voting by the Board of Directors' proxies on such matter, must give written notice of the proposal to the Secretary of the Academy on or before April 25, 2000.


                                    OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


                                   By Order of the Board of Directors



                                   Chuck White
                                   CORPORATE SECRETARY


June 9, 1999

                                     ___________

A COPY OF THE ACADEMY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1998, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, CALIFORNIA CULINARY ACADEMY, INC., 625 POLK STREET, SAN FRANCISCO, CALIFORNIA 94102.

THE ACADEMY'S AUDITED FINANCIAL STATEMENTS, INCLUDING ITS BALANCE SHEETS AS OF JUNE 30, 1998 AND 1997 AND ITS STATEMENT OF OPERATIONS AND STATEMENTS OF CASH FLOWS FOR THE FISCAL YEARS ENDED JUNE 30, 1996 AND 1997 AND THE MATERIAL UNDER THE CAPTION "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," EACH AS SET FORTH IN THE ACCOMPANYING 1988 ANNUAL REPORT, ARE INCORPORATED HEREIN BY REFERENCE.

                         THIS PROXY IS SOLICITED ON BEHALF OF
             THE BOARD OF DIRECTORS OF CALIFORNIA CULINARY ACADEMY, INC.


                            Annual Meeting of Shareholders
                                    June 28, 1999

The undersigned shareholder of California Culinary Academy, Inc., a California corporation (the "Academy"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 9, 1999 and the Annual Report to Shareholders for the fiscal year ended June 30, 1998, and hereby constitutes and appoints Keith H. Keogh and Charles E. White and each of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Academy to be held on June 28, 1999, 1999 at 4:00 p.m., Pacific Daylight Time, at 625 Polk Street, San Francisco, California, and at any postponement or adjournment thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:


1. To elect seven directors to hold office until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified.

ELECTION OF DIRECTORS        FOR ALL nominees listed below                       WITHHOLD AUTHORITY
                       (except as marked to the contrary below)     (to vote for ALL nominees listed below)
                                        / /                                             / /
   (Instruction:  To withhold the authority to vote for any individual nominee, mark the box next to the nominee's name below.)

        Ralph Brennan         James D. Cockman           Bert P. Cutino          Keith H. Keogh
            / /                    / /                        / /                     / /

                      Paul H. Prudhomme         Leenie Ruben           David Warnock
                             / /                     / /                    / /


2. To approve the issuance of shares of the Academy's Common Stock, no par value, issuable upon conversion of the Academy's Convertible Notes and Series B Preferred Stock, and upon exercise of Warrants to purchase shares of Common Stock, as further described in the Academy's Proxy Statement dated June 9, 1999, under Nasdaq Rule 4460(i)(1)(D).


     FOR           AGAINST           ABSTAIN
     / /             / /               / /

3. To approve an amendment of the By-laws of the Academy to authorize a minimum of six and a maximum of nine directors, with the exact number to be set at seven directors until otherwise fixed by the Board of Directors or shareholders of the Academy.

     FOR           AGAINST           ABSTAIN
     / /             / /               / /

4. To ratify the selection of Deloitte & Touche LLP as independent accountants for the fiscal year ending June 30, 1999.

     FOR           AGAINST           ABSTAIN
     / /             / /               / /

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER HEREIN SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2, 3 AND 4, AND FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING.



                              DATED_____________________, 1999


                              ________________________________________
                                            (Signature)

                              ________________________________________
                                            (Signature)

                              (This proxy should be marked, dated, signed by the shareholder(s) exactly as his name appears hereon and returned promptly in the enclosed envelope. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such. If shares are held by joint tenants or as community property, both should sign.)

                              DO NOT FOLD, STAPLE OR MUTILATE.



    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO MARK,
      SIGN, DATE AND PROMPTLY RETURN THIS PROXY, USING THE ENCLOSED ENVELOPE.